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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-152069) and on Forms S-8 (File Nos. 333-144355 and 333-144369) of our reports dated November 18, 2009, relating to (i) the consolidated and combined financial statements and financial statement schedule of Tyco Electronics Ltd. and subsidiaries (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes explanatory paragraphs referring to a) related party transactions with Tyco International Ltd. and allocations of corporate overhead, net class action settlement costs, net interest expense, and other expenses from Tyco International which may not be reflective of the actual level of costs which would have been incurred had Tyco Electronics operated as a separate entity apart from Tyco International, b) the adoption of certain new items in ASC 740 (Income Taxes) in 2008, and c) certain guarantee commitments with Tyco International and Covidien plc) and (ii) the effectiveness of Tyco Electronics Ltd. and subsidiaries' internal control over financial reporting appearing in this Annual Report on Form 10-K of Tyco Electronics Ltd. and subsidiaries for the year ended September 25, 2009.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
November 18, 2009

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  Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM